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CHEMTURA ANNOUNCES DECISION IN EUROPEAN UNION RUBBER CHEMICALS INVESTIGATION AND SETTLEMENTS IN ANTITRUST LAWSUITS

MIDDLEBURY, CT, Dec. 21, 2005 - Chemtura Corporation (NYSE:CEM) announced that the European Commission (EC) has imposed a fine of Euros 13.6 million (approximately $16 million) on the company in connection with the EC's rubber chemicals investigation. Chemtura's continual cooperation with the EC throughout its investigation of conduct prior to October 2002 resulted in the company receiving maximum leniency, a 50 percent reduction in its fine. The company believes that this marks the end of coordinated investigations by the United States, Canada and the European Union that were first publicly announced in the fall of 2002.

"We are pleased to see this lengthy and expensive legacy ordeal resolved," said Robert L. Wood, chairman, president and CEO.

Separately, Chemtura announced that it has settled rubber chemicals direct-purchaser, antitrust claims with claimants representing over half of the company's relevant U.S. rubber chemicals sales and has also settled other antitrust-related civil matters for a combined total of approximately $50 million.

In the fourth quarter of 2005 Chemtura will take a charge of approximately $16 million for the EC fine and a charge of $11 million to increase its previously established reserves for antitrust matters.

"The decisions announced today reflect the very significant progress we are making in bringing these legal issues to closure so that we can give our undivided attention to value-creating commercial priorities that are in the best interests of our shareholders," Wood concluded.

Chemtura Corporation, with pro forma 2004 sales of $3.9 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.

Forward-Looking Statement

Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions; the outcome and timing of antitrust investigations and related civil lawsuits to which Chemtura is subject; the ability to obtain increases in selling prices; pension and other post-retirement benefit plan assumptions; energy and raw material prices and availability; production capacity; changes in interest rates and foreign currency exchange rates; changes in technology, market demand and customer requirements; the enactment of more stringent environmental laws and regulations; the ability to realize expected cost savings under Chemtura's cost-reduction initiatives; the amount of any additional earn-out payments from General Electric Company from the sale of the OrganoSilicones business; the ability to reduce Chemtura's debt levels; the ability to successfully integrate the Crompton and Great Lakes businesses and operations and achieve anticipated benefits from the merger, including costs savings and synergies; and other risks and uncertainties detailed in filings with the Securities and Exchange Commission by Chemtura or its predecessor companies. These statements are based on Chemtura's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and Chemtura's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by Chemtura.